Exhibit 99.16

Press Release

Gencor Receives NASDAQ Letter Confirming Compliance with Listing Requirements

Orlando, FL, July 9, 2008 (PRIME NEWSWIRE)—Gencor Industries, Inc. (the “Company”) (Nasdaq: GENC) previously disclosed in a Form 8-K filing, that a recently elected director had resigned from the Board for personal reasons and that his resignation caused the audit committee to consist of less than three independent members as required by NASDAQ Marketplace Rule 4350.

On July 2, 2008, the Board of Directors (the “Board”) of the Company, pursuant to Article III, Section 3 of the Company’s By-Laws, unanimously authorized the appointment of Cort J. Dondero as a director to fill a vacancy in the Board. Mr. Dondero qualifies as an independent board member as defined by NASDAQ and has also been appointed to the audit committee of the Board.

On July 8, 2008, the Company received a letter from NASDAQ confirming that the Company had regained compliance with Marketplace Rule 4350 requiring a minimum of three independent directors on the audit committee.

Cort J. Dondero (age 57) is the founder of Dondero & Associates, a strategic management consulting firm that has serviced Fortune 500 clients throughout North America. Mr. Dondero has 35 years of business experience as a consultant or senior executive officer for both public and privately held corporations. In addition to founding and selling a number of businesses, he has served as a Board Member for a publicly held corporation with sales exceeding 1 billion dollars. Most recently he was the President of Georgia Aggregates for Florida Rock Industries where during his tenure the operating profits for his division increased from 6 million in 2005 to 25 million in 2007. After the sale of Florida Rock Industries to Vulcan Materials Company, Mr. Dondero was appointed a Vice President for Vulcan Materials Company. Prior to joining Florida Rock, and subsequently, Vulcan Materials Company, he founded a number of enterprises, as well as served as lead consultant and strategist to several Fortune 100 Companies.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications. This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2007: (a)”Risk Factors” in Part I, Item 1A and “(b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Gencor Industries, Inc.
Jeanne Lyons, Corporate Secretary
407-290-6000